UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number     000-02404
                                                                       ---------

                           Baltimore Technologies plc
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             (Exact name of registrant as specified in its charter)
                               69 Eccleston Square
                                 London SW1V 1PJ
                                     England
                               (44) 020 7828 8000
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    Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


Ordinary Shares and American Depositary Shares, evidenced by American Depositary
    Receipts.  Five American Depositary Shares represents one Ordinary Share
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            (Title of each class of securities covered by this Form)


                                      None
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    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule  12g-4(a)(1)(i)  [ ]           Rule  12h-3(b)(1)(i)   [ ]
Rule  12g-4(a)(1)(ii) [ ]           Rule  12h-3(b)(1)(ii)  [ ]
Rule  12g-4(a)(2)(i)  [X]           Rule  12h-3(b)(2)(i)   [X]
Rule  12g-4(a)(2)(ii) [ ]           Rule  12h-3(b)(2)(ii)  [ ]
                                    Rule  15d-6            [ ]

Approximate number of holders of record as of
the certification or notice date:                            111
                                                   -----------------------------

Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorised person.

Date:   1st April 2005              By:                /s/ Tim Lovell
     -----------------------                        --------------------------
                                    Name/Title:     Tim Lovell, Director

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registraint, by counsel or by any other duly authorised person. The name and title of the person  signing  the  form  shall  be  typed  or  printed  under  the signature.
                    PERSONS  WHO  RESPOND  TO  THE  COLLECTION  OF  INFORMATION
                    CONTAINED  IN  THIS  FORM ARE NOT REQUIRED TO RESPOND UNLESS
SEC 2069(09-03)     THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


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